UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 5, 2019

Editas Medicine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001‑37687	46‑4097528
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Hurley Street Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 401‑9000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 6, 2019, the Board of Directors (the “Board”) of Editas Medicine, Inc. (the “Company”), upon recommendation of the Board’s Nominating and Corporate Governance Committee, appointed David T. Scadden, M.D., as a director. Dr. Scadden has been designated as a class III director to serve in accordance with the Company’s By-Laws until the Company’s 2019 Annual Meeting of Stockholders or until his successor has been duly elected and qualified, or until his earlier death, removal, or resignation. Dr. Scadden was also appointed to the Science and Technology Committee of the Board (the “Science and Technology Committee”).

Dr. Scadden is a hematologist/oncologist and an expert on the medical application of stem cell biology with a particular emphasis on its use in the setting of cancer and AIDS. He is the Gerald and Darlene Jordan Professor of Medicine at Harvard University, a position he has held since 2006. Since 1995, Dr. Scadden has practiced at the Massachusetts General Hospital, where he founded and directs the Center for Regenerative Medicine and directed the Hematologic Malignancies Center of the MGH Cancer Center for 10 years.  Dr. Scadden co-founded and co-directs the Harvard Stem Cell Institute and is Chairman emeritus and Professor of the Harvard University Department of Stem Cell and Regenerative Biology. He is a member of the National Academy of Medicine and the American Academy of Arts and Sciences and a Fellow of the American College of Physicians and the American Academy for the Advancement of Science. He is an affiliate member of the Broad Institute of Harvard and MIT and is a former member of the Board of External Experts for the National Heart, Lung and Blood Institute, the Board of Scientific Counselors for the National Cancer Institute and Board of Directors of the International Society for Stem Cell Research. He has published over 300 scientific papers and book chapters, and his laboratory has made fundamental contributions in how the stem cell niche regulates stem cell function and in normal and disease-corrupted hematopoiesis. Dr. Scadden serves on the boards of public biotechnology companies Agios Pharmaceuticals Inc., since May 2017, and Magenta Therapeutics, Inc., since November 2016, where he is a scientific founder, and private biotechnology companies LifeVault Bio, Clear Creek Bio, Inc. and Red Oak Medicines, and is a scientific founder of Fate Therapeutics, a public biotechnology company. He is the recipient of numerous honors including the E. Donnall Thomas and the Dameshek awards from the American Society of Hematology, awards from the Doris Duke Charitable Trust, the Ellison Medical Foundation, the Burroughs Welcome Fund, and the Leukemia and Lymphoma Society. Dr. Scadden holds a B.A. from Bucknell University in English,  an M.D. from Case Western Reserve University and holds honorary degrees, including an A.M. from Harvard Medical School,  an Sc.D. from Bucknell University and an M.D. from Lund University in Sweden.

In accordance with the Company’s director compensation policy, Dr. Scadden will receive (i) annual cash compensation of $35,000 and $5,000 as a member of the Board and the Science and Technology Committee, respectively, and reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof and (ii) an option to purchase 23,076 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of his appointment, which option will vest as to one-third of the shares of common stock underlying the option in three equal installments on each anniversary of the date of grant, subject to Dr. Scadden’s continued service on the Board. Dr. Scadden entered into a standard form of indemnification agreement with the Company, in the form that is filed as Exhibit 10.28 to the Company’s Registration Statement on Form S‑1 (File No. 333‑208856), filed with the Securities and Exchange Commission on January 4, 2016.

On February 6, 2019, the Board appointed Eric Ek as the Company’s  interim Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, effective as of March 1, 2019.  Mr. Ek is an employee of FTI Consulting, Inc. (“FTI”), with whom the Company has entered into an Interim Management: CFO agreement (the “Agreement”). FTI will receive monthly and hourly fees for the services provided by Mr. Ek.  The Agreement may be terminated by the Company with 30 days written notice or by FTI with 60 days written notice.

Mr. Ek has more than 30 years of strategic, financial, transactional and operational experience at a variety of companies. Since July 2017, Mr. Ek has been a managing director at FTI as a member of the Office of the CFO practice within the corporate finance and restructuring segment. Mr. Ek was previously a senior managing director at CDG Group, LLC from December 2008 until July 2017, when it was acquired by FTI. Mr. Ek holds a B.S. in Accounting from the

University of Southern California and a M.Sc. in Business Administration from the University of Bath. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

In addition, on February 6, 2019, the Board appointed Cynthia Collins as the Company’s principal executive officer effective February 28, 2019. The Company previously announced the appointment of Ms. Collins, a director of the Company, as interim Chief Executive Officer, effective as of March 1, 2019, in connection with the previously announced resignation of Katrine S. Bosley, as described in the Current Report on Form 8‑K filed by the Company on January 22, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDITAS MEDICINE, INC.

Date: February 7, 2019	By:	/s/ Andrew A.F. Hack
Andrew A.F. Hack
Chief Financial Officer